		Palmetto Heritage Bancshares, Inc.

News Release	Contacts:	Barbara Thompson	C. Ronald Christmas
For Immediate Release		919.716.2716	843.237.7776
July 25, 2018		First Citizens Bank	Palmetto Heritage Bancshares, Inc.

FIRST CITIZENS BANK, PALMETTO HERITAGE BANCSHARES, INC.
ANNOUNCE MERGER AGREEMENT

RALEIGH, N.C., and PAWLEYS ISLAND, S.C. - First-Citizens Bank & Trust Company (known as First Citizens Bank) and Palmetto Heritage Bancshares, Inc. (“Palmetto Heritage Bancshares”) announced today the signing of a definitive merger agreement. Palmetto Heritage Bancshares provides personal and business banking products and services in South Carolina coastal markets through its subsidiary, Palmetto Heritage Bank & Trust.
The agreement provides for the acquisition of Pawleys Island-based Palmetto Heritage Bancshares by First Citizens Bank, which is headquartered in Raleigh, N.C. The announcement was made jointly by Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank, and C. Ronald Christmas, vice chairman and chief executive officer of Palmetto Heritage Bancshares.
The agreement has been approved by the boards of directors of both companies. The transaction is anticipated to close during the fourth quarter of 2018, subject to the receipt of regulatory approvals and the approval of Palmetto Heritage Bancshares shareholders. Under the terms of the agreement, cash consideration of $135 per share will be paid to the shareholders of Palmetto Heritage Bancshares for each share of its common stock.
As of June 30, 2018, Palmetto Heritage Bancshares reported $168 million in consolidated assets, $126 million in deposits and $138 million in loans.
Palmetto Heritage Bank opened in 2005 and provides banking services in coastal South Carolina through three locations in Pawleys Island, Mount Pleasant and Murrells Inlet.
Customers should bank as they normally do at their existing branches, which will become part of First Citizens upon the completion of the merger. First Citizens Bank operates 137 branches in South Carolina - with 18 locations in Georgetown, Horry and Charleston counties, where Palmetto Heritage Bank has a presence.
Frank B. Holding Jr., chairman and chief executive officer of First Citizens, said: “First Citizens has a long and proud history in the state, and this agreement will complement and enhance our ongoing commitment to serve the people, businesses and communities of coastal South Carolina. Both banks share common attributes and core values. We look forward to continuing the legacy of exceptional customer service that has defined Palmetto Heritage through the years.”

C. Ronald Christmas, vice chairman and chief executive officer of Palmetto Heritage Bank, said: “This proposed merger is a great match for Palmetto Heritage. Our customers will receive the same personal touch, along with an expanded ability to meet their needs from a wider range of products and services. First Citizens has always believed in community banking and is the perfect fit and size - big enough to bring our customers the resources they need and small enough to provide individualized service.”

Banks Street Partners, LLC acted as financial advisor and rendered a fairness opinion to the Board of Directors of Palmetto Heritage Bancshares in connection with this transaction. Ward and Smith, P.A., represented First Citizens in the transaction; Nelson Mullins Riley & Scarborough, LLP represented Palmetto Heritage Bancshares.

Additional Information

In connection with the proposed merger, Palmetto Heritage Bancshares will prepare and send a proxy statement to each of its shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THAT DOCUMENT, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

About First Citizens Bank

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $34 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com. First Citizens Bank. Forever First®.

About Palmetto Heritage Bancshares, Inc. and Palmetto Heritage Bank & Trust

Palmetto Heritage Bank & Trust is the wholly owned subsidiary of Palmetto Heritage Bancshares, Inc., a registered bank holding company. Founded in 2005, Palmetto Heritage Bank serves individuals and businesses in Georgetown and Horry Counties with particular emphasis on the “Waccamaw Neck” area and in Charleston County at Mount Pleasant by offering a broad range of quality financial products and services. For more information, visit www.palmettoheritagebank.com.